Exhibit 99.b

June 20, 1997



FOR IMMEDIATE RELEASE


                 MascoTech Announces Planned European Transaction

MascoTech, Inc. (NYSE: MSX) and Teksid S.p.A. (Fiat Group), headquartered in Turin, Italy, have signed a Memorandum of Understanding concerning the possible acquisition of certain of Teksid's Steel Components Division businesses by MascoTech.

It is contemplated that the activities of the Steel Components Division located at Avigliana, Italy and Belo Horizonte, Brazil would be spun-off from Teksid and contributed to newly formed companies in which Teksid would retain a participation.

The portion of Teksid's Steel Components Division to be contributed to the new companies had sales in 1996 of approximately $150 million (out of Teksid's total sales of approximately $1.5 billion). The Steel Components Division is a major supplier of cold, warm, and hot forged engine, drivetrain and chassis components to Fiat and other European and South American customers.

The transaction is subject to the completion of due diligence, the execution of a definitive agreement, regulatory approvals, and approval by the respective Board of Directors. The final agreement will be negotiated over the next several months and if successful, the transaction would close around year-end 1997.

Headquartered in Taylor, Michigan, MascoTech's transportation-related businesses include metalworked components primarily for vehicle engine and drivetrain applications and automotive aftermarket products.